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                                  EXHIBIT 3.2


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                                                                    EXHIBIT 3.2

                             ARTICLES OF AMENDMENT

                                       OF

                                   WSMP, INC.



                       Pursuant to Section 55-6-02 of the
                       General Statutes of North Carolina

         The undersigned does hereby certify (i) that the following resolutions were duly adopted by the Board of Directors of WSMP, Inc., a North Carolina corporation (the "Corporation"), at a meeting of said Board of Directors duly convened and held on August 28, 1997, at which a quorum was present and acting throughout, (ii) that the Restated Charter of the Corporation has been amended accordingly and (iii) that, at the date hereof, no shares of Preferred Stock of the Corporation have been issued.

              RESOLUTIONS OF THE BOARD OF DIRECTORS OF WSMP, INC.

         WHEREAS, Article IV of the Restated Charter of the Corporation expressly authorizes the Board of Directors of the Corporation to provide for the issuance of shares of Preferred Stock of the Corporation ("Preferred Stock") in one or more series, with each such series to have such designations, preferred, relative, participating, optional and other special rights, and such qualifications, limitations and other restrictions, as the Board of Directors may authorize; and

         WHEREAS, in the judgment of the Board of Directors, it is advisable and in the best interests of the Corporation to establish a series of Preferred Stock designated "Junior Participating Preferred Stock, Series A," the number of shares of which shall be 100,000.

         NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Article IV of the Restated Charter of the Corporation, the Board of Directors of the Corporation does hereby establish a series of Preferred Stock of the Corporation designated "Junior Participating Preferred Stock, Series A" (the "Series A Preferred"), and the number of shares constituting such series shall be 100,000, with the following designations, preferred, relative, participating, optional and other special rights and qualifications, limitations and other restrictions:

         1. No Dividend or Distribution Rights. The holders of shares of Series A Preferred shall have no right to any dividends thereon or other distributions in respect thereof, except pursuant to Section 5.

         2. Voting Rights. The holders of shares of Series A Preferred shall have the following voting rights:

               (A) Each one-hundredth of a share of Series A Preferred shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation.
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               (B)  The holders of shares of Series A Preferred and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation.

               (C) Except as otherwise provided herein, the holders of shares of Series A Preferred shall have no voting rights and their consent shall not be required for taking any corporate action.

         3. No Redemption, Conversion or Exchange Rights. The shares of Series A Preferred shall not be redeemable, convertible or exchangeable for consideration of any kind or in any amount at the option of any holder or holders thereof.

         4. Reacquired Shares. Any shares of Series A Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

         5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares ranking junior (upon liquidation, dissolution or winding up) to the Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred shall have received an aggregate amount per share, subject to the provisions for adjustment hereinafter set forth, not less than 100 times the aggregate amount to be distributed per share to the holders of Common Stock, or (2) to the holders of shares ranking on a parity (upon liquidation, dissolution or winding up) with the Series A Preferred, except distributions made ratably on the Series A Preferred and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event that the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred were entitled immediately prior to such event under the proviso in clause (l) of the next preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

         6. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are changed into or exchanged for other shares or securities, cash and/or any other property, then in any such case the shares of Series A Preferred then outstanding shall concurrently be similarly changed or exchanged in an amount per share (subject to the provisions for adjustment hereinafter set forth) equal to 100 times the aggregate amount of shares, other securities, cash and/or other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event that the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the next preceding sentence with respect to the change or exchange of shares of Series A Preferred shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
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         7.    Rank. The Series A Preferred shall rank junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets, except for any and all such series whose terms specify to the contrary.

         8. Amendments. The Restated Charter of the Corporation shall not be amended in any manner that would materially and adversely change the designations, preferred, relative, participating, optional or other special rights, or the qualifications, limitations or other restrictions, of the Series A Preferred without the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series A Preferred.

         IN WITNESS WHEREOF, WSMP, Inc. has caused these Articles to be signed and attested this 5th day of September, 1997.

                                            WSMP, INC.

[Corporate Seal]                        By: /s/ David R. Clark
                                            ----------------------------------
                                            Name: David R. Clark
                                                   Title: President

Attest:




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Name:
Title: